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                          U S WEST Communications, Inc.
                        RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Millions)
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                                                             Quarter Ended
                                                          3/31/95      3/31/94
- -----------------------------------------------------    ---------    ---------

Income before income taxes                                 $ 518        $ 475
Interest expense (net of amounts capitalized)                 91           80
Interest factor on rentals (1/3)                              15           18
                                                           -----        -----
Earnings                                                   $ 624        $ 573

Interest expense                                              99           86
Interest factor on rentals (1/3)                              15           18
                                                           -----        -----
Fixed charges                                              $ 114        $ 104

Ratio of earnings to fixed charges                          5.47         5.51
- -----------------------------------------------------      -----        -----

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